Exhibit 10.1

Execution Version

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6). Such excluded information is not material and is the type that the registrant treats as private or confidential.

TRANSITION SERVICES AGREEMENT

dated as of

June 30, 2026

between

S&P Global Inc.

and

MOBILITY GLOBAL INC.

TABLE OF CONTENTS

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TRANSITION SERVICES AGREEMENT

This TRANSITION Services Agreement (this “Agreement”) dated as of June 30, 2026 (the “Effective Date”) is being entered into by and between S&P Global Inc., a New York corporation (“Service Provider”), and Mobility Global Inc., a Delaware corporation (“SpinCo”). SpinCo and Service Provider may each be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Service Provider and SpinCo have entered into a Separation and Distribution Agreement, dated as of June 30, 2026 (as such agreement may be amended from time to time, the “Separation Agreement”) pursuant to which, among other things, Service Provider has agreed to separate the SpinCo Business from the SPGI Business and to distribute the SpinCo Common Stock to the holders of the S&P Common Stock as of the Record Date, in each case, on the terms and subject to the conditions set forth in the Separation Agreement; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, Service Provider has agreed to provide (or cause to be provided) to the Service Recipients (as defined below) certain services for a transition period following the Distribution Time in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

Article 1
Definitions

Section 1.01. Definitions. Any capitalized term that is used, but not defined, herein shall have the meaning assigned to such term in the Separation Agreement. In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below.

“Early Termination Costs” means, with respect to a Service, any out-of-pocket costs that Service Provider has incurred, or reasonably expects to incur, as a result of SpinCo’s termination of such Service pursuant to Section 2.02(b) or Service Provider’s termination of such Service pursuant to Section 6.02(b) or Section 6.02(c), including costs related to terminating any commitments made to, or in respect of, personnel or Third-Party Providers to provide such terminated Service (including early termination charges, kill fees, wind-down costs or reasonable minimum volume makeup fees), or prepaid expenses related to such terminated Service.

“IT Systems” means any and all websites, applications, databases, systems, networks, software, hardware, firmware, middleware and other information technology equipment.

“Reference Period” means the twelve (12) month period prior to the Distribution Time.

“Service Period” means, with respect to a Service (as defined below), the period commencing on the Effective Date and ending at the close of business on the earlier of (a) the date such Service is terminated in accordance with Section 2.02 or 4.03, (b) the expiration of the term of such Service set forth on Schedule A, or (c) the date this Agreement is terminated in accordance with Section 6.01 or 6.02; provided that no Service shall be provided for a period extending beyond the date that is eighteen (18) months following Distribution Date.

“Services” means the services set forth on Schedule A, as such Schedule may be amended from time to time in accordance with this Agreement.

“Sublicensable” means, with respect to Intellectual Property Rights, that the applicable Party or its Affiliate has the right to grant the sublicenses or rights granted by such Party or its Affiliate to such Intellectual Property Rights pursuant to Sections 7.01(b) and 7.01(c) without any additional fees or other consideration payable to the licensor as a direct result of granting such sublicense other than those payable in accordance with Sections 2.04, 2.05 and 3.01.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule or Exhibit, then, for the purposes of construing such Section or Schedule or Exhibit, the definitions set out in such Section or Schedule or Exhibit shall prevail. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” References to “$” are to United States dollars. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “or” shall not be exclusive (i.e., “or” shall mean “and/or”). The word “shall” shall have the same meaning as “will” and vice versa. All references to any time herein shall refer to Eastern Time. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article 2
Purchase and Sale of Services

Section 2.01. Provision and Receipt of Services.

(a)            On the terms and subject to the conditions of this Agreement and in consideration for the Service Costs (as defined below) payable by SpinCo pursuant to Article 3, during the applicable Service Period, Service Provider shall provide (or cause to be provided) the Services to SpinCo and its applicable Affiliates (collectively, the “Service Recipients”), which Services shall be available only for the purposes of conducting the SpinCo Business. A description of each Service to be provided by Service Provider to the Service Recipients hereunder is set forth in Schedule A.

(b)            Except for the Services expressly contemplated to be provided in accordance with the provisions of this Agreement (including Section 2.01(c), if applicable), neither Service Provider, nor any other Service Provider Party (as defined below), shall have any obligation to provide (or cause to be provided) any services to the Service Recipients. Notwithstanding anything herein to the contrary, in no event shall Service Provider or any other Service Provider Party be required to provide (or cause to be provided) any (i) legal, financial, accounting or tax advice or (ii) any of the services identified in Schedule A as an excluded service to the Service Recipients (the “Excluded Services”). Any provision by or on behalf of Service Provider to the Service Recipients of any Excluded Services shall be discontinued as of the Effective Date.

(c)            If, during the Term (as defined below), a Party identifies a service that is not included on Schedule A that (i) Service Provider provided (or caused to be provided) to the SpinCo Business during the Reference Period in connection with the ordinary course operation of the SpinCo Business and (ii) is necessary to operate the SpinCo Business in substantially the same manner as the SpinCo Business had been operated during the Reference Period, and, in each case, is not an Excluded Service (each, an “Additional Service”), then upon written request of SpinCo, Service Provider shall provide (or cause to be provided) such Additional Service to the Service Recipients, and the Parties shall negotiate in good faith the terms of the provision of such Additional Service (including with respect to cost and duration); provided that (A) the Parties did not previously discuss whether such Additional Service would be provided under this Agreement prior to the Effective Date, (B) Service Provider and its Affiliates did not permanently discontinue the provision of such Additional Service to the SpinCo Business during the Reference Period, (C) Service Provider is reasonably able to provide (or cause the provision of) such Additional Service on a reasonably timely basis, and (D) SpinCo is not reasonably able to procure on a reasonably timely basis (including through the use of a Third-Party Provider) the provision of such Additional Service; provided further that (x) subject to Section 3.01, the Service Costs for any such Additional Service shall be calculated in a manner consistent with the methodology used for calculating the Service Costs of the Services most similar to such Additional Service (which shall not, for the avoidance of doubt, be less than Service Provider’s actual costs (including overhead allocation) to provide such Additional Service, including amounts required to be paid to any third parties and flat or one-time costs to stand up and dissolve such Additional Service) and (y) no Additional Service shall be provided for a Service Period extending beyond eighteen (18) months following the Distribution Date. To the extent that the Parties reach a written agreement with respect to the provision and receipt of such Additional Service (including the Service Costs, the Service Period and any other relevant terms regarding such Additional Services), the Parties shall cooperate and act in good faith to add such Additional Service to Schedule A. Service Provider’s provision and the Service Recipients’ receipt of any Additional Services shall be deemed part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement. For the avoidance of doubt, any failure by the Parties to amend Schedule A to include an Additional Service as described in this Section 2.01(c) shall not excuse Service Provider from providing such Additional Service or SpinCo from paying any Service Costs or any other payment required to be made by SpinCo pursuant to this Agreement for any such Additional Service to the extent Service Provider provides, or causes the provision of, such Additional Service.

Section 2.02. Termination of Services.

(a)            Any Service may be terminated as of a date that is earlier than the expiration of the Service Period upon the mutual written consent of the Parties, and, in such case, Schedule A shall be deemed amended to delete such Service as of such date, and this Agreement shall be of no further force and effect with respect to such Service, except as to obligations or liabilities accrued pursuant to this Agreement through the date of termination of such Service, or in connection with such termination.

(b)            Unless a different notice period is specified for a Service in Schedule A and except with respect to payroll and benefits Services, which shall require no less than sixty (60) days’ advance written notice to terminate, SpinCo may elect to terminate any Service by providing no less than thirty (30) days’ advance written notice to Service Provider (a “Termination Notice”) at any time, and, in such case, subject to Section 2.02(c), the applicable Service shall terminate on the termination date specified in the Termination Notice (or such other date mutually agreed in writing by the Parties) and Schedule A shall be deemed amended to delete such Service as of the termination date, and this Agreement shall be of no further force and effect with respect to such Service, except as to obligations or liabilities accrued pursuant to this Agreement prior to the date of termination of such Service, or in connection with such termination.

(c)            Any Service may be terminated by SpinCo pursuant to Section 2.02(b) above without the termination of any other Service; provided that, if it is technically infeasible or commercially impracticable to terminate one Service without terminating one or more other Services, SpinCo shall be required to concurrently terminate all such Services for which separate termination would be technically infeasible or commercially impracticable (such required termination, an “Interdependency Termination”). Within a reasonable period of time following receipt of any Termination Notice (but in no event more than fifteen (15) Business Days following any receipt thereof), Service Provider shall provide SpinCo with written notice (a “Service Provider Notice”) of (i) any Early Termination Costs and (ii) whether termination of such Service will (A) require an Interdependency Termination or (B) otherwise affect the performance of any other Services (“Other Service Implications”). The Service Provider Notice shall set forth the amount of, or a good faith estimate (to the extent the exact amount is not yet known by Service Provider) of, the Early Termination Costs and an overview of the Interdependency Terminations and Other Service Implications (if any). SpinCo may withdraw its Termination Notice by delivering a withdrawal notice within ten (10) Business Days following the receipt of such Service Provider Notice. If SpinCo does not withdraw its Termination Notice within such period, such Termination Notice will be final and irrevocable (including as to any Interdependency Termination or Other Service Implications), and SpinCo shall reimburse Service Provider for all Early Termination Costs incurred by Service Provider as a result of such early termination. Such reimbursement shall be made by SpinCo to Service Provider in accordance with Section 3.04. The Parties agree to cooperate in good faith and use all commercially reasonable efforts to avoid or mitigate the incurrence of any Early Termination Costs, and to minimize any Interdependency Terminations or Other Service Implications. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, (x) SpinCo shall have no obligation to pay or reimburse any Early Termination Costs or other amounts not actually incurred by Service Provider and (y) SpinCo shall not be responsible for any costs or expenses incurred by Service Provider in connection with winding down, exiting, restructuring or otherwise ceasing any aspect of Service Provider’s business, operations or third-party arrangements supporting the SpinCo Business as of the Effective Date that would have otherwise been incurred by Service Provider as a result of the transactions contemplated by the Separation Agreement.

Section 2.03. Service Provider Affiliates and Third-Party Providers. In providing, or otherwise making available, the Services to the Service Recipients, Service Provider may, in its sole discretion, use its own personnel or the personnel of any of its Affiliates, or employ the services of contractors, subcontractors, vendors or other third-party providers (each, a “Third-Party Provider”); provided that, subject to Section 2.05, Service Provider shall remain responsible for ensuring that its obligations with respect to such Services, including the Services Standard (as defined below), are satisfied with respect to all Services provided by any Service Provider Party and that each Service Provider Party complies with the terms and conditions of this Agreement. Each of Service Provider, its Affiliates, and any Third-Party Provider used by Service Provider to provide Services, including each of their respective officers, employees, partners who are natural persons (in the case of a partnership), consultants, contractors, workers and agents, shall be referred to as a “Service Provider Party.” The Parties acknowledge that Service Provider may be required to pay certain fees and expenses to Third-Party Providers to provide Services to the Service Recipients (which fees and expenses shall, for the avoidance of doubt, be reflected in the Service Costs consistent with Section 3.01), and the Parties agree to cooperate in good faith and use commercially reasonable efforts to avoid or mitigate such fees and expenses.

Section 2.04. Third-Party Licenses and Consents. Each Party shall use (and shall cause its Affiliates and, in the case of Service Provider, any applicable Third-Party Providers to use) its commercially reasonable efforts to obtain, and to keep and maintain in effect, all governmental or third-party licenses and consents required for the provision of any Service, including with respect to access and use of any third-party software, in accordance with the terms of this Agreement; provided that if a Service Provider Party is unable to obtain any such license or consent, Service Provider shall promptly (but in no event no later than two (2) Business Days after becoming aware of such fact) notify SpinCo in writing and the Parties shall cooperate in good faith and use commercially reasonable efforts to implement an appropriate alternative arrangement. As between the Parties, the costs relating to obtaining any such licenses or consents shall be split evenly between the Parties (i.e., 50/50). In no event shall Service Provider be required to pay any money or other consideration (unless SpinCo agrees to reimburse Service Provider therefor) or grant any accommodation to any Person (including any amendment to any contract) or to initiate any claim or proceeding against any Person in order to obtain any such licenses or consents; provided that Service Provider shall not incur any such costs without the prior written consent of SpinCo. If any such license, consent or alternative arrangement is not available despite the commercially reasonable efforts of Service Provider or as a result of SpinCo failing to bear the incurrence of costs relating to obtaining any such license or consent for the Services, Service Provider shall not be required to provide the affected Services.

Section 2.05. Third-Party Providers. If Service Provider receives written notice from any Third-Party Provider that such Person intends to terminate a service pursuant to which Service Provider provides a Service to any Service Recipient or any Third-Party Provider fails to provide for any reason a service pursuant to which Service Provider provides a Service to any Service Recipient, then Service Provider shall use commercially reasonable efforts to secure the continued provision of that service from such Third-Party Provider, itself or its Affiliates (to the extent practicable) or an alternative service provider; provided that in no event shall Service Provider be required to pay any money or other consideration (unless SpinCo agrees to reimburse Service Provider therefor) or grant any material concession to any Person (including any material amendment to any contract) or to initiate any claim or proceeding against any Person in connection therewith; provided, further, that Service Provider shall not incur any such costs without the prior written consent of SpinCo. Without duplication of any amount included in the Service Costs for the applicable Service, the costs relating to obtaining any such continued provision of service from a Third-Party Provider or alternative service provider shall be split evenly between the Parties (i.e., 50/50). If Service Provider is unable to secure such continued provision of service from such Third-Party Provider or an alternative service provider despite its commercially reasonable efforts, Service Provider shall not be required to provide the affected Service.

Article 3
Service Costs; Other Charges

Section 3.01. Service Costs Generally. In consideration for the Services provided hereunder, SpinCo agrees to pay to Service Provider (or the Service Provider Party designated by Service Provider) fees and costs for each Service to be provided under this Agreement as set forth opposite such Service on Schedule A (any such fees and costs being referred to herein as “Service Costs”). For the avoidance of doubt, except as expressly set forth herein or in Schedule A, the Service Costs for each Service shall commence on the Effective Date. The Parties intend and agree that this Agreement provides for the orderly and efficient separation of the SpinCo Business from the SPGI Business following the Distribution Time and that the methods of calculation of the Service Costs hereunder shall permit Service Provider to receive full reimbursement for all reasonably apportioned actual overhead, administrative and supervisory costs and expenses incurred by Service Provider or its Affiliates in connection with the provision of the Services consistent with the manner in which Service Provider charges or receives reimbursement from its Affiliates from time to time (including all pertinent cost components, together with any other amounts agreed to in writing by the Parties). If at any time Service Provider reasonably believes that the Service Costs are insufficient to compensate it for the actual costs of providing any Services it is obligated to provide (or cause to be provided) hereunder based on the manner in which Service Provider charges or receives reimbursement from its Affiliates from time to time, Service Provider shall notify SpinCo and Service Provider shall adjust the pricing of such Services for the remainder of the Service Period (and, if applicable, invoice SpinCo for any true-up amounts for previously invoiced Service Costs). Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, (a) Service Provider can only adjust the Service Costs during the Term in a manner that (i) is consistent with its current practices, (ii) is not arbitrary, and (iii) does not disadvantage SpinCo relative to Service Provider and its Affiliates; (b) Service Costs shall only include the portion of such actual overhead, administrative and supervisory costs and expenses to the extent such portion is attributable to providing the Services to SpinCo under this Agreement; (c) Service Provider shall be solely responsible for the portion of any such overhead, administrative and supervisory costs and expenses that is attributable to the SPGI Business or that otherwise benefits Service Provider or its Affiliates outside of the provision of the Services; (d) SpinCo shall have no obligation to pay or reimburse any portion of any such costs or expenses not actually incurred by Service Provider or its Affiliates; and (e) the Service Costs shall not include, and SpinCo shall not be responsible for, any costs or expenses incurred by Service Provider in connection with winding down, exiting, restructuring or otherwise ceasing any aspect of Service Provider’s business, operations or third-party arrangements supporting the SpinCo Business as of the Effective Date that would have otherwise been incurred by Service Provider as a result of the transactions contemplated by the Separation Agreement independent of the provision of Services under this Agreement.

Section 3.02. Right to Offset. Except as otherwise set forth in Schedule A or in Section 2.09(c) of the Separation Agreement, SpinCo hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar right that SpinCo has or may have with respect to the payment of the Service Costs or any other payments to be made by SpinCo pursuant to this Agreement; provided that SpinCo may withhold disputed amounts pending resolution under Section 3.04(c).

Section 3.03. Taxes.

(a)            Without duplication of any amount included in the Service Costs, SpinCo (or its applicable Affiliate) shall be responsible for and shall pay all applicable sales, use, excise, services, transfer, payroll, employment or similar taxes, levies and charges (other than VAT (as defined below), which is the subject of Section 3.03(c)), together with any interest, penalties and additions thereto (“Service Taxes”) imposed by or payable with respect to applicable taxing authorities on the provision of the Services to the Service Recipients or on any payment hereunder. Such Service Taxes shall be itemized on invoices submitted by Service Provider to SpinCo pursuant to Section 3.04(a). If Service Provider or any Affiliate of Service Provider is required to pay any part of such Service Taxes, Service Provider (or Affiliate) shall provide SpinCo with evidence that such Service Taxes have been paid. Service Taxes shall be incremental to other payments or charges identified in this Agreement. If Service Provider or any of its Affiliates is required to pay any part of such Service Taxes, SpinCo (or its applicable Affiliate) shall reimburse Service Provider (or its applicable Affiliate) for such Service Taxes. For the avoidance of doubt, Service Provider and not SpinCo shall be responsible for any interest, penalties, fees, or additions to tax that were caused by Service Provider’s failure to timely pay Service Taxes as required by Applicable Law, gross negligence or willful misconduct. Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to avail itself of any available exemptions from such Service Taxes and to cooperate with the other Party in providing any information or documentation that may be necessary to obtain such exemptions.

(b)            All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings in respect of any taxes, levies or charges unless the deduction or withholding is required by Applicable Law, in which event SpinCo shall promptly notify Service Provider of such required withholding and the amount of the payment due from SpinCo (or its applicable Affiliate) shall be increased (such increase, an “Additional Amount”) to an amount which after any withholding or deduction leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required. SpinCo shall withhold (or cause to be withheld) such taxes, levies or charges and pay (or cause to be paid) such withheld amounts over to the applicable taxing authority in accordance with the requirements of the Applicable Law and provide Service Provider with an official receipt confirming payment. The Parties agree to use commercially reasonable efforts to reduce or eliminate taxes, levies or charges (including, without limitation, pursuant to any applicable double taxation or similar treaty) or receive a refund of, or to claim a tax credit for, such taxes, for which an Additional Amount would otherwise be payable under this Section 3.03(b). For the avoidance of doubt, if SpinCo secures a refund of any such taxes, the benefit of any such refund shall inure exclusively to SpinCo.

(c)            If anything done by Service Provider under this Agreement is a supply on which VAT is chargeable, SpinCo shall pay to Service Provider (in addition to any other amounts payable under this Agreement) an amount equal to any VAT so chargeable. Where SpinCo is obligated under this Agreement to reimburse Service Provider for any fee, cost, charge or expense, the amount which SpinCo is required to pay in respect of such matter shall include any VAT incurred by Service Provider (or any member of a group to which Service Provider belongs for VAT purposes). “VAT” shall mean value added tax as levied in accordance with (but subject to derogation from) Council Directive 2006/112/EC or any similar tax outside the European Union.

Section 3.04. Invoicing and Settlement of Service Costs.

(a)            Unless Schedule A provides otherwise or the Parties agree in writing to a different arrangement, Service Provider shall invoice SpinCo on a monthly basis (not later than thirty (30) days following the applicable month) during the Service Period for Service Costs and any applicable Service Taxes incurred hereunder in respect of the prior month, including reasonable supporting data (the date of delivery of such invoice, the “Invoice Date”); provided that no delay in delivery of an invoice shall affect SpinCo’s obligation to pay the full amount of such invoice (subject to Section 3.04(c)). All such invoices and payments shall be made in U.S. dollars.

(b)            SpinCo agrees to pay, on or before the date that is thirty (30) days after the Invoice Date (such date, the “Payment Date”), by wire transfer of immediately available funds payable to the order of Service Provider or to such account or accounts designated by Service Provider, all undisputed amounts specified in the invoice delivered pursuant to Section 3.04(a). If SpinCo fails to pay any invoiced amount on or before the applicable Payment Date, SpinCo shall be obligated to pay, in addition to the past due amount, interest on such amount at a rate of twelve percent (12%) per annum, compounded monthly from the applicable Payment Date through the date payment is fully and effectively made; provided that such interest rate shall not exceed the maximum rate permitted by Applicable Law.

(c)            If there is a good faith dispute (an “Invoice Dispute”) between Service Provider and SpinCo regarding any amount set forth in any invoice, the disputing Party shall promptly (and in any event, no later than fifteen (15) days following the applicable Invoice Date) notify the other Party in writing (each such notice, an “Invoice Dispute Notice”) of each amount that is the subject of the Invoice Dispute (the “Invoice Dispute Amount”) and the basis therefor. If the Invoice Dispute concerns a Service delivered by Service Provider or its Affiliates without relying on a Third-Party Provider, the Invoice Dispute Amount shall be excluded from the amount due pursuant to Section 3.04(b) until resolution of the Invoice Dispute in accordance with the procedures set forth in this Section 3.04(c); provided that any undisputed portion of such invoice shall be included in the calculation of the amount due pursuant to Section 3.04(b) and paid in accordance with Section 3.04(b). If the Invoice Dispute concerns a Service delivered by Service Provider or its Affiliates pursuant to an agreement with a Third-Party Provider, SpinCo shall pay the Invoice Dispute Amount (and in the case of an Invoice Dispute Amount that is a recurring cost, continue to pay such amounts) to Service Provider pursuant to Section 3.04(b) and SpinCo shall not be entitled to deduct or withhold such amount from Service Provider in respect of any other Services. The Parties shall cooperate and use their commercially reasonable efforts to resolve such Invoice Dispute. If the Parties are unable to resolve the Invoice Dispute within fifteen (15) Business Days after the applicable Party’s receipt of the Invoice Dispute Notice, then either Party may refer the Invoice Dispute for resolution to a mutually agreed upon independent accounting firm of recognized national standing (the “Invoice Accounting Referee”), which shall determine the disputed amounts payable. The determinations of the Invoice Accounting Referee shall be final and binding on the Parties. The fees and expenses of the Invoice Accounting Referee shall be borne (i) solely by SpinCo if the disputed items submitted to the Invoice Accounting Referee by SpinCo are unsuccessfully disputed (as finally determined by the Invoice Accounting Referee), (ii) solely by Service Provider if the disputed items submitted to the Invoice Accounting Referee by SpinCo are successfully disputed (as finally determined by the Invoice Accounting Referee), and (iii) by the Parties in proportion to the relative success of each Party with respect to such disputed items, based on the aggregate amount of the disputed items that are resolved in favor of each Party, if the Invoice Accounting Referee determines that SpinCo was successful in part and unsuccessful in part. If, based on the determinations of the Invoice Accounting Referee any amount is owed by one Party to the other Party, then the applicable Party shall promptly pay such amount, which in no event shall be less than thirty (30) days following the Invoice Accounting Referee’s final determination for the dispute.

Article 4
The Services

Section 4.01. Standards of Service.

(a)            Unless Schedule A indicates otherwise or the Parties agree in writing to a different arrangement, Service Provider shall provide (or cause to be provided) the Services hereunder (i) in a manner, volume, nature, quality and standard of care that is substantially the same in all material respects as that of similar services that Service Provider provided (or caused to be provided) to the SpinCo Business in the ordinary course of business during the Reference Period, and (ii) consistent with any service levels identified on Schedule A (the “Services Standard”).

(b)            SpinCo shall (and shall cause its Affiliates and its and their respective Representatives to) make any and all relevant assets, information, facilities, IT Systems and applications or other materials of the SpinCo Business available to Service Provider for the provision of the Services. Service Provider shall not be responsible for any inability to provide a Service or any delay in doing so to the extent that such inability or delay is the result of the failure of the Service Recipients to timely provide any of the foregoing or any other access, materials, information, or cooperation used in or reasonably necessary for Service Provider to provide such Service.

(c)            The Parties acknowledge and agree that Service Provider is not in the business of providing the Services to independent third parties and is providing the Services on a transitional basis only.

Section 4.02. Changes to the Services. It is understood and agreed that Service Provider may from time to time modify, substitute, supplement or otherwise alter any Service provided to the Service Recipients, including changing Third-Party Providers, in a manner that is generally consistent with modifications, substitutions, supplements or other alterations made for similar services provided or otherwise made available by Service Provider to the SPGI Business or as required by Applicable Law; provided that if the applicable Service is exclusively used by the Service Recipients, Service Provider shall seek SpinCo’s consent (not to be unreasonably withheld, conditioned or delayed) prior to making any such modification, substitution, supplementation or other alteration (it being understood that no such modification, substitution, supplementation or other alteration shall be undertaken with the intent of disadvantaging SpinCo relative to Service Provider or its Affiliate’s own organization). Service Provider shall furnish to SpinCo substantially the same notice (in content and timing), if any, as Service Provider furnishes to its own organization with respect to such modifications, substitutions, supplements or other alterations. In the event that any such modification, substitution, supplementation or other alteration materially adversely impacts the SpinCo Business, the Parties shall engage in good faith discussions to mitigate any such impact vis-à-vis the SpinCo Business. For the avoidance of doubt, any such modification, substitution, supplement or other alteration, or any temporary suspensions or interruptions to the Services arising out of Service Provider’s or any other Service Provider Party’s system maintenance activities, including as contemplated in Section 4.05(b), will not be considered a breach of this Agreement and will not entitle SpinCo to an extension of the Service Period for any impacted Services.

Section 4.03. Compliance Matters.

(a)            In connection with this Agreement, each Party shall comply, and shall ensure that its Affiliates and its and their respective Representatives comply, with all Applicable Laws and all generally applicable policies or procedures of any Service Provider Party or Service Recipient as provided to the other Party in advance in writing. Notwithstanding anything in this Agreement to the contrary, Service Provider shall not be required to perform or cause to be performed any Service (or portion thereof) or any other obligation or action in connection with this Agreement that, in its reasonable opinion, conflicts with or violates any Applicable Law.

(b)            If the performance of any Service subjects Service Provider or any of its Affiliates to a reasonable risk of violating Applicable Law or any Third-Party Provider’s policies or procedures, then Service Provider may immediately upon providing written notice of such fact to SpinCo (it being understood that Service Provider shall provide SpinCo with advance notice to the extent such notice is reasonably practicable under the circumstances and permitted by Applicable Law) suspend performance of such Service without liability; provided that the Parties will use commercially reasonable efforts to promptly amend this Agreement to the extent necessary to revise the provision of such Service as nearly as possible to accomplishing the purpose of the intended Service in a mutually satisfactory manner and in a way that does not violate Applicable Law or any Third-Party Provider’s policies or procedures, and amend the applicable Service Costs (if necessary). With respect to any Service where performance has been suspended pursuant to this Section 4.03(b), unless and until the Parties are able to agree upon such an amendment to this Agreement, neither Party will have any obligation to the other Party with respect to such Service; provided that SpinCo shall remain liable for all Service Costs and Service Taxes owed and payable in respect of Services provided prior to the suspension of such Service.

Section 4.04. Management of Services. Except as may otherwise be expressly provided in this Agreement, the management of and control over the provision of the Services, as between the Parties, shall reside solely with Service Provider, and subject to the Services Standard, Service Provider shall be permitted to choose the methodology, systems and applications it utilizes in the provision of such Services.

Section 4.05. Policies and Procedures; IT Systems and Data.

(a)            Each Party shall (and shall cause its Affiliates and its and their respective Representatives to) (i) not permit any access to, access, or attempt to obtain access to, use or interfere with any IT Systems owned or licensed by the other Party or its Affiliates, or any data (including any Personal Information or Confidential Information) owned, controlled, used or processed by the other Party or its Affiliates (“Data”), except to the extent required to do so to provide or receive the Services (as applicable); (ii) limit access to such IT Systems and Data to its Representatives with a need to have such access in connection with the provision or receipt of the Services (as applicable); (iii) implement and maintain reasonable security measures to protect such IT Systems and Data to which it has access pursuant to this Agreement from access, destruction, alteration, or loss of such IT Systems and Data by unauthorized third parties, and the introduction of any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software routine intended or designed to disrupt, disable, harm or otherwise impede in any manner the operation of such IT Systems, which are no less rigorous than those otherwise maintained for its own IT Systems and Data; (iv) not permit any access to or use such IT Systems or Data by any third party other than as authorized by prior written consent of the other Party; (v) not disable, damage or erase or disrupt or impair the normal operation of such IT Systems; and (vi) comply with the security policies and procedures of the other Party and its Affiliates that are applicable to the use of the other Party’s IT Systems and Data, as provided to such Party in advance in writing (as may be updated from time to time in the ordinary course of business). Each Party acknowledges and agrees that any access to IT Systems provided to it by the other Party or its Affiliates in connection with this Agreement shall be via a secure method selected by the Party providing such access in its sole discretion.

(b)            Each Party shall (and shall cause its Affiliates and its and their respective Representatives to) comply with the internal policies, procedures, rules and regulations of the other Party as provided to such Party in writing in advance (as may be updated from time to time) applicable to (i) the use of the other Party’s information technology systems, computers, networks, telephone systems, software, data, equipment and other facilities in connection with the Services or (ii) such Party’s conduct while on the other Party’s premises or utilizing the other Party’s facilities in connection with the Services, in each case to the extent such policies, procedures, rules or regulations are applicable to the other Party’s own organization.

(c)            Each Party hereby acknowledges that (i) each Party retains the right to protect the confidentiality and security of its IT Systems and Data, (ii) each Party and its Affiliates may, in the ordinary course of business, update its respective IT Systems, including those that may relate to the provision or receipt of the Services (as applicable) and (iii) each Party shall have the right to shut down temporarily, including for maintenance or upgrade purposes, the operation of any of its facilities or IT Systems providing or receiving any Service. In the case of the foregoing clause (iii), with respect to the Services dependent on the operation of such facilities or IT Systems, Service Provider shall be temporarily relieved of its obligations hereunder to provide such Services, and SpinCo shall be relieved of its obligations to pay any applicable Service Costs, during the period that such facilities or IT Systems are so shut down or suspended in compliance with this Agreement, including under this Section 4.05(c), but, in the case such shutdown or suspension is to Service Provider’s facilities or IT Systems, Service Provider shall use commercially reasonable efforts to minimize each period of shutdown or suspension and the impact it has on such Services and the SpinCo Business. In the event that either Party reasonably anticipates that a shutdown or suspension period will exceed forty-eight (48) hours, such Party shall promptly provide written notice to the other Party of the same, and such notice shall include the anticipated duration of the shutdown or suspension period, a description of the impacted Services and, to the extent available, a description of efforts taken to minimize such shutdown or suspension period.

(d)            In the event that either Party becomes aware of an actual or suspected unauthorized, accidental or unlawful access, acquisition, use, exfiltration, theft, disablement, destruction, loss, alteration, disclosure, or transmission of any IT Systems, Confidential Information or Personal Information of the other Party or any of its Affiliates or that is reasonably likely to relate to or otherwise affect any Service (including any data processing activities provided as part of any Service) or any Confidential Information or Personal Information of the other Party or its Affiliates (each, a “Cybersecurity Incident”), then such Party shall promptly without undue delay notify the other Party of the existence of the Cybersecurity Incident in accordance with the requirements in the Data Processing Addendum set forth in Schedule B hereunder. The notifying Party shall provide reasonable information regarding the nature and scope of the Cybersecurity Incident and shall cooperate with the other Party in investigating, mitigating, and remediating the Cybersecurity Incident and determining the nature and scope of any required notifications under any Applicable Laws.

Section 4.06. Limitations.

(a)            It is understood that the Services to be provided to the Service Recipients under this Agreement shall only be provided for the purposes of conducting the SpinCo Business and facilitating an orderly separation of the SpinCo Business from the SPGI Business following the Distribution Time. Neither SpinCo, nor any of its Affiliates or Representatives, may resell, license the use of or otherwise permit the use by others of any Services, except with the prior written consent of Service Provider.

(b)            In providing the Services, in each case except as expressly set forth herein or on Schedule A, no Service Provider Party shall be obligated to: (i) hire or engage, or maintain the employment of, any specific employee or Third-Party Provider; (ii) initiate any claim or proceeding against any Person; (iii) purchase, lease or license any additional equipment, hardware or Intellectual Property Rights; or (iv) upgrade any equipment, hardware or Intellectual Property Rights.

(c)            SpinCo acknowledges and agrees that the Services provided by Service Provider and its Affiliates through Third-Party Providers or using third-party Intellectual Property Rights are subject to the terms and conditions of any applicable agreements between Service Provider and its Affiliates and such Third-Party Providers. SpinCo shall comply, and cause its Affiliates and its and their respective Representatives to comply, with the terms of such agreements to the extent they are relevant to the receipt of the Services and have been provided in advance to SpinCo.

Section 4.07. Service Coordinators. Service Provider and SpinCo shall each nominate a representative to act as the primary contact person with respect to the provision and receipt of the Services (the “Service Coordinators”). The initial Service Coordinators shall be [***] for Service Provider and [***] for SpinCo. Each Party may change its Service Coordinator from time to time at its sole discretion by providing prior written notice to the other Party (including contact information for such Service Coordinator). Unless otherwise agreed to in writing by the Parties, all communications relating to the day-to-day provision and receipt of the Services shall be directed to the Service Coordinators. The Service Coordinators shall work in good faith and use commercially reasonable efforts to effectuate a smooth transition of the Services from Service Provider to SpinCo (or its designee) on the terms and subject to the conditions set forth in this Agreement. The Service Coordinators (or their respective delegates) shall meet or confer, by telephone or in person, from time to time as necessary, and at least once per month or otherwise as the Parties agree, during the Term in order to promote open and efficient communication regarding effective and coordinated performance of, and the resolution of questions and issues related to, the Services.

Section 4.08. Migration Plan. Within forty-five (45) Business Days of the Distribution Time (or such other time as agreed between the Parties in writing), the Service Coordinators shall agree on a plan for the migration of the Services to, and performance of the Services by, SpinCo or an alternative third-party supplier of the Services following the end of each Service Period, including as it relates to the transfer or conversion of the SpinCo Business’ data from Service Provider’s IT Systems (the “Migration Plan”). Service Provider shall perform any tasks allocated to it in the Migration Plan; provided that, subject to any allocation of costs set forth on Schedule A, as between the Parties, (a) SpinCo bear all costs of all “stand up” activities (i.e., activities that are necessary for SpinCo to be able to migrate from the Services, including the procurement, implementation and configuration of SpinCo IT Systems, the migration and integration of SpinCo Business data that is extracted from Service Provider’s IT Systems into SpinCo’s IT Systems and the procurement of any necessary software licenses) and (b) Service Provider shall bear all costs of extracting the SpinCo Business’ data from Service Provider’s IT Systems and otherwise separating and segregating data, information and systems to be delivered to SpinCo in connection with the migration of Services from Service Provider.

Article 5
Disclaimer, Liability And Indemnification

Section 5.01. Indemnification of Service Provider by SpinCo. SpinCo agrees to indemnify and hold harmless Service Provider, its Affiliates, and its and their respective Representatives and successors and assigns (each, a “Service Provider Indemnified Person”) from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) in connection with any Action involving a Third-Party Claim (“Damages”), and to reimburse each Service Provider Indemnified Person for all reasonable expenses (including reasonable attorneys’ fees) as they are incurred in investigating, preparing, pursuing or defending any such Actions, whether or not in connection with pending or threatened in writing litigation, in each case arising out of (a) any Service Recipient Indemnified Person’s breach of this Agreement or (b) any Service Recipient Indemnified Person’s gross negligence, willful misconduct or fraud; provided that SpinCo shall not be responsible for any Damages to the extent (and solely to the extent) Service Provider is required to indemnify a Service Recipient Indemnified Person pursuant to Section 5.02.

Section 5.02. Indemnification of SpinCo by Service Provider. Service Provider agrees to indemnify and hold harmless SpinCo, its Affiliates, and its and their respective Representatives and successors and assigns (each, a “Service Recipient Indemnified Person”) from and against any Damages, and to reimburse each Service Recipient Indemnified Person for all reasonable expenses (including reasonable attorneys’ fees) as they are incurred in investigating, preparing, pursuing or defending any Action, whether or not in connection with pending or threatened in writing litigation, in each case arising out of (a) any Service Provider Indemnified Person’s breach of this Agreement or (b) any Service Provider Indemnified Person’s gross negligence, willful misconduct or fraud; provided that Service Provider shall not be responsible for any Damages to the extent (and solely to the extent) SpinCo is required to indemnify a Service Provider Indemnified Person pursuant to Section 5.01.

Section 5.03. Third-Party Claim Procedures.

(a)            Any Person seeking indemnification under this Article 5 (the “Indemnified Party”) shall give prompt written notice to the Person from whom indemnification may be sought (the “Indemnifying Party”) of the assertion or commencement of any Action by any third party (“Third-Party Claim”); provided that the failure of the Indemnified Party to give notice as provided in this Section 5.03(a) shall not relieve any Indemnifying Party of its obligations under Section 5.01 or Section 5.02, except to the extent that such failure actually prejudices the rights of any such Indemnifying Party. Such notice shall set forth in reasonable detail the Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third-Party Claim and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third-Party Claim reasonably requested by the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and, subject to the limitations set forth in this Section 5.03(a), to assume control of, and defend against, negotiate, settle (subject to Section 5.03(b)) or otherwise deal with such Third-Party Claim, in each case other than where such Third-Party Claim (i) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (ii) seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (other than such relief that is incidental to the award of money damages). If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, then the Indemnified Party may defend against, negotiate, settle (subject to Section 5.03(b)) or otherwise deal with such Third-Party Claim. If the Indemnifying Party shall assume the defense of any Third-Party Claim, then the Indemnified Party may participate, at his or its own expense, in the defense of such Third-Party Claim; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) requested by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the Indemnifying Party, a material conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel (and one (1) local counsel in each relevant jurisdiction) for all Indemnified Parties in connection with any Third-Party Claim.

(b)            Notwithstanding anything in this Section 5.03 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other Party, settle or compromise any Third-Party Claim or consent to entry of any judgment; provided that if the Indemnifying Party has assumed control of the defense of a Third-Party Claim pursuant to Section 5.03(a), the Indemnified Party shall not unreasonably withhold, condition or delay its consent to any such settlement or compromise or to the entry of any judgment. Notwithstanding the foregoing, consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement does not permit any order or other equitable relief to be entered, directly or indirectly, against the Indemnified Party or any of its Affiliates and (iii) such settlement includes an unconditional release of such Indemnified Party and its Affiliates from all liability on claims that are the subject matter of such Third-Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party or any of its Affiliates.

(c)            After any decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated (in accordance with this Section 5.03), or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third-Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

(d)            Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 5.04. Calculation of Damages. The amount of any Damages payable under Section 5.01 or Section 5.02 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

Section 5.05. Exclusion Of Warranties. WITHOUT LIMITING SERVICE PROVIDER’S OBLIGATION TO PROVIDE THE SERVICES IN THE MANNER AND AS OTHERWISE AS EXPRESSLY REQUIRED BY SECTION 4.01, THE SERVICES, LICENSES IN SECTION 7.01(B) AND SECTION 7.01(C), AND RIGHTS GRANTED TO SPINCO HEREUNDER ARE PROVIDED AND GRANTED “AS-IS” WITH NO WARRANTIES, AND SERVICE PROVIDER EXPRESSLY EXCLUDES AND DISCLAIMS AND WAIVES ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TIMELINESS, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

Section 5.06. Limitation of Liability.

(a)            OTHER THAN WITH RESPECT TO CLAIMS ARISING FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF THE OTHER PARTY OR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, OR TO THE EXTENT AWARDED BY A COURT OF COMPETENT JURISDICTION IN A FINAL JUDGEMENT IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY WILL BE LIABLE FOR ANY (I) INDIRECT, PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR TREBLED DAMAGES (IN EACH CASE, EXCEPT TO THE EXTENT PAYABLE TO A THIRD PARTY IN RESPECT OF A THIRD-PARTY CLAIM BASED ON A FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION) OR (II) LOST PROFITS, DIMINUTION IN VALUE, MULTIPLE-BASED OR OTHER DAMAGES CALCULATED BASED ON A MULTIPLE OF ANOTHER FINANCIAL MEASURE, IN EACH CASE, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, EVEN IF SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)            NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, OTHER THAN WITH RESPECT TO CLAIMS (I) ARISING FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF THE OTHER PARTY, (II) FOR SERVICE COSTS, SERVICE TAXES, EARLY TERMINATION COSTS OR OTHER AMOUNTS OWED BY EITHER PARTY UNDER THIS AGREEMENT OR (III) FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, IN NO EVENT SHALL EITHER PARTY’S MAXIMUM AGGREGATE LIABILITY TO THE OTHER PARTY FOR ANY AND ALL CLAIMS ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, ITS TERMINATION, OR EXPIRATION, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT, FAILURE OF ESSENTIAL PURPOSE, TRADE USAGE, OR OTHERWISE, EXCEED THE AGGREGATE AMOUNT OF SERVICE COSTS ACTUALLY PAID OR PAYABLE TO SERVICE PROVIDER UNDER THIS AGREEMENT.

(c)            Each Party agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its Damages and those of any of its Affiliates and its and their respective Representatives, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Party to comply fully with its obligations under this Agreement.

Article 6
Term and Termination

Section 6.01. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated pursuant to Section 6.02, shall terminate in its entirety upon the earliest to occur of (a) the expiration of the Service Periods of all Services or (b) the mutual written consent of the Parties to terminate this Agreement; provided that the provisions of Sections 3.02, 3.03, 3.04, 3.04, 3.04, 6.03, and Section 7.01 and Articles 5, and 8 shall survive any such termination indefinitely.

Section 6.02. Termination. Except as otherwise provided in Schedule A, and subject to Section 2.02, this Agreement may be terminated as follows:

(a)            by SpinCo, at any time with respect to all or part of the Services that it receives, if (i) Service Provider shall have failed to perform any of its material obligations under this Agreement relating to any such Service, (ii) SpinCo shall have notified Service Provider in writing of such failure and (iii) such failure (A) shall have continued uncured for a period of thirty (30) days or more after receipt by Service Provider of such written notice thereof or (B) is incapable of remedy;

(b)            by Service Provider, at any time with respect to all or part of the Services that it provides, if (i) SpinCo shall have failed to perform any of its material obligations under this Agreement relating to any such Service, (ii) Service Provider shall have notified SpinCo in writing of such failure and (iii) such failure (A) shall have continued uncured for a period of thirty (30) days or more after receipt by SpinCo of such written notice thereof or (B) is incapable of remedy (for the avoidance of doubt, it is understood and agreed by the Parties that the failure by SpinCo to pay the full undisputed and unresolved portion of any invoice when due shall be considered a breach by SpinCo of a material obligation of SpinCo under this Agreement);

(c)            by either Party with immediate effect upon serving written notice upon the other Party if the other Party suffers an Insolvency Event (as defined below); or

(d)            subject to 4.03(b), by either Party with immediate effect with respect to a particular Service if either Party receives notice from a Governmental Authority that it is or will be in violation of an Applicable Law as a result of its provision or receipt of such Service.

For purposes of this Section 6.02, with respect to either Party (such Party, the “Subject Entity”), an “Insolvency Event” means (i) the making by the Subject Entity of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by such Subject Entity in writing of its inability to pay all or substantially all of its debts as they become due; (ii) the adjudication of such Subject Entity as bankrupt or insolvent or the filing by such Subject Entity of a petition or application to any tribunal for the appointment of a trustee or receiver for such Subject Entity or any substantial part of the assets of such Subject Entity; or (iii) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure to be discharged within sixty (60) days), reorganization proceedings or similar proceeding with respect to such Subject Entity or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

Section 6.03. Effect of Termination.

(a)            Other than as required by Applicable Law, upon termination of any Service pursuant to Section 2.02, Section 4.03 or Section 6.02, Service Provider shall have no further obligation to provide the terminated Service and SpinCo shall have no obligation to pay any Service Costs relating to such Services; provided that, notwithstanding such termination, SpinCo shall remain liable to Service Provider for (i) all Service Costs and Service Taxes owed and payable in respect of Services provided prior to the effective date of the termination, and (ii) any Early Termination Costs consistent with Section 2.02(c) (if applicable).

(b)            After each Service is terminated, each Party shall return to the other Party or destroy all materials and property owned by the other Party and all Confidential Information of the other Party, in each case, relevant solely to the provision or receipt of such terminated Service and no longer needed regarding the performance of other Services under this Agreement, and shall do so (and shall cause its Affiliates and its and their respective Representatives to do so) within thirty (30) days after the applicable termination or expiration date; provided, however, that (i) notwithstanding the foregoing, any data required to be returned or destroyed by either Party hereunder shall be purged by such Party solely in accordance with such Party’s ordinary course data retention practices (it being understood that, in the event of any conflict between such practices and this Section 6.03(b), such practices shall control) and (ii) nothing in this Section 6.03(b) shall require either Party to return or destroy any of its business records unrelated to the other Party).

(c)            Termination of this Agreement as provided for herein shall not prejudice or affect any rights or remedies which shall have accrued or shall thereafter accrue to either Party.

Article 7
Additional Agreements

Section 7.01. Intellectual Property.

(a)            Nothing in this Agreement shall affect (i) the ownership by either Party, its Affiliates, or their respective licensors of Intellectual Property Rights owned by, or licensed to such Party or its Affiliates (including rights in proprietary software and third-party software) as of the Effective Date (“Background IP”) or (ii) the licenses granted by the Parties to each other under the Separation Agreement. Each Party or its Affiliates shall be the sole and exclusive owner of any Improvements to its Background IP authored, conceived, developed, acquired or reduced to practice by either Party or its Affiliates pursuant to this Agreement, and each Party hereby irrevocably assigns, and shall cause its Affiliates to assign, to the other Party (or its designated Affiliate) any and all of its or their right, title and interest in and to any such Improvements to the other Party’s Background IP. For the purposes of this Agreement, Background IP of Service Provider and its Affiliates shall not include SpinCo Licensed IP, and Background IP of SpinCo and its Affiliates shall not include SPGI Licensed IP.

(b)            Subject to the terms and conditions of this Agreement, with respect to each Service, Service Provider (on behalf of itself and its Affiliates) hereby grants to the Service Recipients a limited, non-exclusive, royalty-free, non-sublicensable, non-assignable (except as expressly provided in Section 8.10) license on an “as is,” warranty-free basis, solely during the applicable Service Period, to use any Intellectual Property Right (other than any Trademarks) that is (i) Sublicensable by Service Provider or its Affiliates and (ii) provided or otherwise made available by Service Provider or its Affiliates to the Service Recipients as part of such Service, but in each case solely if and to the extent necessary for the Service Recipients to receive and use such Service as provided for and in accordance with this Agreement, subject to any applicable third-party restrictions or limitations.

(c)            Subject to the terms and conditions of this Agreement, with respect to each Service, SpinCo (on behalf of itself and its Affiliates) hereby grants to each applicable Service Provider Party a limited, non-exclusive, royalty-free, non-assignable (except as expressly provided in Section 8.10) license on an “as is,” warranty-free basis, solely during the applicable Service Period, to use any Intellectual Property Right (other than any Trademarks) that is (i) Sublicensable by SpinCo or its Affiliates and (ii) provided or otherwise made available by SpinCo or its Affiliates to the Service Provider Party, but in each case solely if and to the extent necessary for the applicable Service Provider Party to perform such Service as provided for and in accordance with this Agreement.

(d)            Subject to Section 7.01(a), except as expressly otherwise set forth on Schedule A with respect to a specific Service, and unless otherwise agreed by the Parties in writing, as between the Parties, Service Provider or its applicable Affiliate shall solely and exclusively own all right, title and interest in and to all Intellectual Property Rights (other than Trademarks) authored, conceived, developed, acquired or reduced to practice by any Service Provider Party, whether alone or jointly with any other Person, in connection with providing or making available any Services during the Service Period (“Developed Intellectual Property”), provided that SpinCo shall own all right, title and interest in and to all Developed Intellectual Property that is exclusively related to the SpinCo Business (any such Developed Intellectual Property, “SpinCo Developed Intellectual Property”). SpinCo hereby irrevocably assigns, and shall cause its Affiliates to assign, to Service Provider (or its designated Affiliate) all of its or their right, title and interest in and to all Developed Intellectual Property (other than SpinCo Developed Intellectual Property), and hereby waives any and all moral rights that it or they may have in all such Developed Intellectual Property. Service Provider hereby irrevocably assigns, and shall cause its Affiliates to assign, to SpinCo (or its designated Affiliate) all of its or their right, title and interest in and to all SpinCo Developed Intellectual Property, and hereby waives any and all moral rights that it or they may have in all SpinCo Developed Intellectual Property. The Parties agree to execute all other documents and take all actions as may be necessary or desirable to enable the other Party to prosecute, perfect, enforce, defend, register or record its right, title and interest in, to and under the Developed Intellectual Property or SpinCo Developed Intellectual Property, as applicable.

(e)            EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 7.01, NO LICENSES OR ANY OTHER RIGHT, TITLE OR INTEREST IN OR TO ANY INTELLECTUAL PROPERTY RIGHTS OR OTHER ASSETS ARE GRANTED TO EITHER PARTY OR ANY OF ITS AFFILIATES UNDER THIS AGREEMENT, WHETHER BY IMPLICATION, ESTOPPEL, EXHAUSTION OR OTHERWISE, AND EACH PARTY RETAINS AND RESERVES ANY AND ALL RIGHT, TITLE AND INTEREST NOT EXPRESSLY GRANTED UNDER THIS AGREEMENT.

Section 7.02. Data Protection Laws and Processing of Personal Information. Each Party shall, and shall cause its Affiliates and its and their respective Representatives to (and Service Provider shall use commercially reasonable efforts to cause its Third-Party Providers to), comply with any and all Applicable Laws associated with the confidentiality, collection, use, handling, security, protection, disclosure, transfer, movement or other processing of Personal Information, including those relating to electronic data privacy, data breach notification, and transborder data flow, in connection with the Services. Without limitation of the foregoing, each Party shall, and shall cause its Affiliates and its and their respective Representatives to (and Service Provider shall use commercially reasonable efforts to cause its Third-Party Providers to) (a) keep all Personal Information that is processed in connection with the Services strictly confidential and not disclose, transfer, use or otherwise process such Personal Information except only to the extent necessary to exercise its rights or perform its obligations hereunder or as explicitly instructed by the other Party and (b) implement and maintain appropriate safeguards and measures, including a written information security program and any safeguards required by Applicable Law, designed to ensure the security and confidentiality of such Personal Information and to protect against accidental, unauthorized or unlawful access to, or disclosure, destruction, use or other processing of, any such Personal Information. Without limiting the foregoing, the Parties shall comply with the Data Processing Addendum set forth in Schedule D in connection with the Services. In the event of a conflict between this Agreement and the Data Processing Addendum regarding the processing of Personal Information under this Agreement, the Data Processing Addendum shall prevail with respect to such processing.

Section 7.03. Access to Information. Subject to Applicable Law, with respect to any Service during the Service Period for such Service, SpinCo shall, and shall cause its Affiliates to, upon reasonable advance notice, afford the applicable Service Provider Party reasonable access, during normal business hours, to the employees, properties and facilities, systems, books and records and other documents that are reasonably requested in connection with the provision and receipt of such Service hereunder; provided that in the event SpinCo reasonably determines that affording any such access to a Service Provider Party would violate any Applicable Law or material agreement to which SpinCo is a party, or waive any attorney-client privilege applicable to SpinCo, the Parties shall use commercially reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

Section 7.04. Employment and Labor Matters. All employment and labor matters relating to employees of Service Provider and its Affiliates (including, without limitation, employees involved in the provision of Services to the Service Recipients) shall be within the exclusive control of Service Provider, and SpinCo shall not take any action affecting such matters. Except as expressly provided in the Employee Matters Agreement, nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from Service Provider to SpinCo. All employees and other Representatives of Service Provider and any of its Affiliates will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees or other Representatives of Service Provider or its Affiliates (or their subcontractors) and not employees or other Representatives of SpinCo or any of its Affiliates. In providing the Services, such employees and other Representatives of Service Provider and its Affiliates (or their subcontractors) will be under the direction, control and supervision of Service Provider or its Affiliates (or their subcontractors) and not of SpinCo or its Affiliates, and Service Provider and its Affiliates (or their subcontractors) have the sole right to exercise all authority with respect to the employment, substitution, termination, assignment and compensation of such employee.

Section 7.05. Confidentiality.

(a)            From and after the Distribution Date, each Party shall hold, and cause its Affiliates and its and their respective Representatives to hold, in strict confidence, with at least the same degree of care that such Party applies to its own similar confidential and proprietary information, and not disclose or use, except as necessary in the provision or receipt of the Services or otherwise as permitted under this Agreement or with the prior written consent of the other Party, all documents and information concerning the other Party provided to it pursuant to this Agreement (“Confidential Information”), except to the extent (i) such Party or any of its Affiliates or its or their respective Representatives becomes legally required, or receives a request from any Governmental Authority, to disclose such Confidential Information, subject to the remainder of this Section 7.05(a), or (ii) such Confidential Information (A) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or any of its Affiliates or its or their respective Representatives in violation of this Section 7.05(a), (B) was or becomes available to the receiving Party or any of its Affiliates or its or their respective Representatives on a non-confidential basis from a source that was not known by the receiving Party or any of its Affiliates or its or their respective Representatives to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality with respect to such information, or (C) was independently developed by or on behalf of the receiving Party or any of its Affiliates or its or their respective Representatives through individuals who have not had, either directly or indirectly, access to or knowledge of the Confidential Information of the other Party; provided that the foregoing clauses (ii)(B) and (C) shall not apply to information of either Party in the possession of the other Party prior to the Distribution Date by virtue of their previous Affiliate relationship. Notwithstanding the foregoing, a Party may disclose Confidential Information of the other Party to its Affiliates and its and their respective Representatives who need to know such information so long as such Persons are informed by such Party of the confidential nature of such Confidential Information and are bound by a written agreement with such Party to treat such information confidentially. If a Party or any of its Affiliates or its or their respective Representatives becomes legally required, or receives a request from any Governmental Authority, to disclose any Confidential Information pursuant to clause (i) above, such Party, if legally permitted, will promptly notify the other Party and, upon request, use commercially reasonable efforts to cooperate with the other Party’s efforts to seek a protective order or other remedy. If no such protective order or other remedy is obtained or if the other Party waives in writing such Party’s compliance with this Section 7.05(a), such Party or its Affiliate or its or their respective Representative may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed or that it otherwise determines to be reasonably necessary to respond to a governmental request, and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Each Party agrees to be responsible for any breach of this Section 7.05(a) by its Affiliates or its or their respective Representatives. Nothing in this Section 7.05(a) shall limit any other confidentiality obligations among the Parties to this Agreement pursuant to any other agreement among such Parties (including the Separation Agreement), and to the extent any Confidential Information would be subject to the protections afforded under this Agreement and any other agreement, whichever agreement provides the highest level of protection for such Confidential Information shall apply.

(b)            Each Party acknowledges that it will not acquire any right, title or interest in or to any Confidential Information of the other Party by reason of this Agreement or the provision or receipt of Services hereunder.

(c)            Each Party agrees to establish and maintain administrative, physical and technical safeguards, information technology and data security procedures and other protections against the destruction, loss, unauthorized access or alteration of the other Party’s Confidential Information which are no less rigorous than those otherwise maintained for its own Confidential Information.

Article 8
Miscellaneous

Section 8.01. No Agency; Independent Contractor Status. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties, or constitute or be deemed to constitute any Party as the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose. The Parties acknowledge and agree that Service Provider is an independent contractor in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status.

Section 8.02. Force Majeure.

(a)            For purposes of this Section 8.02, “force majeure” means an event beyond the reasonable control of a Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was not reasonably avoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, declaration, continuation, escalation or acts of war (declared or undeclared) or acts of terrorism, cyberattacks, embargo, failure or shortage of energy sources, raw materials or components, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, pandemics or disease outbreaks (including the COVID-19 virus) and acts, omissions or delays in acting by any Governmental Authority or the other Party.

(b)            Without limiting the generality of Section 5.07(a), neither Party shall be liable to the other Party for interruption of service, any delays or failure to fulfill any obligations under this Agreement, so long as and to the extent the interruption, delay or fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided that, the affected Party shall have used commercially reasonable efforts to minimize to the extent practicable the effect of the force majeure event on its obligations hereunder and promptly notified the other Party upon learning of the occurrence of the force majeure event and provided further that this Section 8.02 shall excuse a Party’s obligation to pay money (other than in the case of SpinCo previously accrued and undisputed Service Costs and Service Taxes, and in the case of Service Provider, any reimbursement amounts owed to SpinCo prior to such force majeure event) for any particular Service during the pendency of Service Provider’s failure to provide such particular Service due to a force majeure event. Notwithstanding anything in this Section 8.02 to the contrary, SpinCo’s inability to pay money shall in no event be deemed a force majeure event of SpinCo. Upon the cessation of the force majeure event, the Parties shall use their commercially reasonable efforts to promptly resume performance of their obligations under this Agreement and, to the extent any suspension of a Party’s performance of its obligations under this Agreement due to a force majeure event adversely impacts the progress of the transition of any Service to SpinCo, SpinCo may request in writing that the applicable Service Period be tolled for the duration of such suspension (provided, further, that any such tolling shall not result in any Service Period extending beyond eighteen (18) months following the Distribution Date unless Service Provider determines, in good faith but in its sole discretion, that, once Service Provider is capable of resuming performance, providing such Service for all or some portion of the remaining Service Period (on the terms and conditions of this Agreement) beyond such eighteen (18)-month period will not create any significant risk to the Intended Tax Treatment (as defined in the Tax Matters Agreement). If Service Provider is unable to provide any of the Services due to a force majeure event, the Parties shall use commercially reasonably efforts to cooperatively seek a solution that is mutually satisfactory, such as the subcontracting of all or part of the provision of the Services under the supervision of Service Provider for the period of time during, or affected by, the force majeure event.

Section 8.03. Entire Agreement. This Agreement and the other Distribution Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 8.04. Notices. All notices, requests and other communications to any Party shall be in writing (including email transmission) and shall be given,

if to SpinCo, to:

c/o Mobility Global Inc.
5860 Trinity Parkway, Suite 600
Centreville, Virginia 20120
Attention:                [***]
Email:                       [***]

if to Service Provider, to:

c/o S&P Global Inc.
55 Water Street
New York, New York 10041
Attention:                [***]
Email:                       [***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue

New York, NY 10017
Attention:                [***]

Email:                       [***]

or such other address or email as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.06. Dispute Resolution. Any dispute relating to the Services or otherwise related to or arising out of this Agreement shall be handled in accordance with Section 3.04(c) (with respect to disputed invoices) and the dispute resolution provisions set forth in Section 6.09 of the Separation Agreement, mutatis mutandis.

Section 8.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.08. Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.09. Amendments and Waivers.

(a)            Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Service Provider and SpinCo, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)            No failure or delay by any Party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.10. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that Service Provider may, subject to the terms and conditions of this Agreement, designate another Service Provider Party to provide any of the Services hereunder, and SpinCo may designate any of its Affiliates to receive any of the Services hereunder. Notwithstanding the foregoing, if either Party or any of its successors or permitted assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, no such consent shall be required and proper provisions shall be made so that the successors and assigns of such Party shall assume all of the rights and obligations of such Party under this Agreement; provided that in the case of any such transaction involving SpinCo, this Agreement and the Services shall apply only to the SpinCo Business as conducted at the time of such transaction and not to any other business of any other Person party to such transaction.

Section 8.11. Expenses. Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 8.12. Specific Performance. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 8.13. Counterparts; Effectiveness; No Third-Party Beneficiaries.

(a)            This Agreement may be signed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by any electronic format (including “pdf,” “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(b)            Except as set forth in Article 5, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 8.14. Further Assurances. Each of the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such documents and other instruments and papers, and perform such further acts as may be reasonably required or desirable in order to (a) give full effect to this Agreement; and (b) secure for the other Party the full benefit of the rights, powers and remedies conferred upon the other Party in this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

S&P GLOBAL INC.

By:	/s/ Judah Bareli
	Name:	Judah Bareli
	Title:	Vice President, Associate General Counsel & Corporate Secretary

MOBILITY GLOBAL INC.

By:	/s/ Taptesh (Tasha) K. Matharu
	Name:	Taptesh (Tasha) K. Matharu
	Title:	Chief Legal Officer

[Signature Page to Transition Services Agreement]